Exhibit 99.1
Ovid Therapeutics Reports Third Quarter 2023 Financial Results and Corporate Updates

•Received a $30 million payment from Ligand for the sale of a 13% interest in the potential future royalties and milestone payments owed to Ovid for soticlestat

•The Company extended its expected cash runway into 2026

•Clinical trials studying soticlestat as a treatment for Lennox-Gastaut syndrome and Dravet syndrome remain on track; Takeda anticipates regulatory filings in its fiscal year 2024

•Ovid recently hosted an R&D Day during which the Company announced indication and formulation expansions associated with the OV329 and KCC2 direct activator programs

•Ovid expects to achieve five clinical and regulatory milestones for its wholly owned pipeline in the next 15 months

NEW YORK, November 3, 2023 -- Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of people with rare epilepsies and seizure-related disorders, today reported business updates and financial results for the third quarter ended September 30, 2023.

“We continue to execute on our scientific and financial strategy to advance our differentiated pipeline of potential first-in-class or best-in-class mechanisms of action targeting neuronal hyperexcitability. We anticipate our programs will achieve five clinical and regulatory milestones within the next 15 months. Supporting this pipeline advancement is the agreement that we recently entered into with Ligand Pharmaceuticals in which we monetized a 13% portion of the royalties and milestone payments we are eligible to receive from Takeda related to the potential approval and commercialization of soticlestat for $30 million. This infusion of non-dilutive capital is expected to extend our cash runway into 2026 while we retain an 87% interest in soticlestat's potential future milestone payments and royalties,” said Dr. Jeremy Levin, D. Phil, MB BChir, Chairman and CEO of Ovid. “We have strengthened our balance sheet, which we intend to use to support additional potential indications and formulation expansion within our current pipeline programs. We believe that our pipeline and the potential financial asset that soticlestat represents provide our Company and our stockholders with exciting opportunities and optionality.”

Clinical & Research Pipeline Updates

•Two pivotal Phase 3 trials studying soticlestat for Lennox-Gastaut syndrome and Dravet syndrome remain on track. Takeda anticipates regulatory filings for soticlestat in its fiscal year 2024. Takeda repurchased Ovid’s interest in soticlestat in 2021, and Ovid retains an 87% interest in soticlestat’s potential regulatory and commercial milestone payments of up to $660 million, as well as royalties up to 20% on global net sales, if regulatory approval is received and soticlestat is commercialized. The remaining 13% interest in these potential future milestone payments and royalties was acquired by Ligand in October 2023. Ovid has no ongoing obligations or costs associated with the development of soticlestat.

•OV888 is progressing on-track in a Phase 1 multiple-ascending dose study; no serious adverse events observed. OV888, a highly selective ROCK2 inhibitor for the potential treatment of cerebral cavernous malformations and other rare neurological conditions, is progressing in a multiple-ascending dose study. The completion of this study is expected in the first half of 2024. OV888 is in development in collaboration with Graviton Biosciences Corporation. Ovid expects initiation of a proof-of-concept study in the second half of 2024.

•Ovid is expanding OV329’s development to include both oral and IV formulations for the potential treatment of chronic and acute seizures following recently announced preclinical data and clinical progress. OV329 is a potential next generation GABA-aminotransferase (GABA-AT) inhibitor that is being actively evaluated as an oral formulation in a Phase 1 safety study. Ovid has completed the third cohort of this Phase 1 single-ascending dose (SAD) study and plans to continue to dose-escalate while also initiating the multiple-ascending dose study. No safety signals have been observed in the study to-date. At the Company’s Research & Development Day on October 2nd, 2023, Ovid shared preclinical data demonstrating OV329 elicits an electroencephalogram (EEG) response which is a pharmacodynamic marker of anti-convulsant activity. Ovid subsequently guided that it plans to add a transcranial magnetic stimulation (TMS) assessment to the study to serve as a second biomarker for efficacy in addition to measuring target engagement via magnetic resonance spectroscopy (MRS). The current Phase 1 clinical trial is expected to be completed in the second half of 2024.

Additionally, Ovid announced plans to develop an IV formulation of OV329 for potential treatment of acute seizures based upon emerging evidence that GABA-AT inhibition may be effective in the treatment of status epilepticus. An investigational new drug (IND) application for the IV formulation is anticipated in the second half of 2024.

•Ovid reported preclinical data that indicates its KCC2 direct activator portfolio holds therapeutic promise in multiple indications. An IND submission for its lead KCC2 program, OV350, is anticipated in the second half of 2024. Ovid is conducting multiple non-clinical studies to characterize compounds from its library direct activators of the potassium chloride channel 2 co-transporter (KCC2) to assess them for therapeutic potential. KCC2 is a novel biological target implicated in many neurological conditions., including seizures An IV formulation of OV350 is progressing toward an anticipated IND submission for an anti-convulsant indication in the second half of 2024. The Company additionally presented at its R&D Day animal studies that validate OV350's anti-psychotic properties. Non-epilepsy indications may represent future development collaboration opportunities for Ovid.

General Corporate & Business Update

•Financial runway: Ovid anticipates its cash runway should fund operations and its clinical development programs into 2026, after expected de-risking milestones for its current pipeline programs and following anticipated clinical results for soticlestat from Takeda. To support this strategy, management has executed several steps, including: received $30 million, non-dilutive capital infusion from Ligand in exchange for a minority interest (13%) in soticlestat’s potential future milestone payments and royalties owed to Ovid; directing its resources toward anticipated high-value R&D activities, and seeking development collaborations for its novel molecules outside of Ovid's core areas and geographies of focus. Not reflected in its current runway guidance, Ovid retains eighty-seven percent (87%) of its interest in soticlestat’s future milestones and royalties, which may provide significant additional non-dilutive capital to further fuel the Company and its pipeline.

•Scientific strategy: At the Company’s R&D Day, Ovid reinforced the scientific strategy underpinning its small molecule pipeline of potential first-in-class or best-in-class anti-seizure programs. The mechanisms of action in Ovid’s programs modulate extrinsic or intrinsic causes of neuronal hyperexcitability by acting on neurotransmitters, endothelial cell structural causes of seizures or physiological properties within neurons. Hyperexcitability is a cause of seizures and is implicated in many neurological indications, thus underscoring a broader therapeutic opportunity for several of Ovid’s programs.

•Business development activities: Ovid’s future business development efforts are focused on: exploring out-licensing opportunities for the Company's genetic programs and elements of its patent estate that are not needed for its own programs; potential collaborations to advance development opportunities for its KCC2 portfolio in non-core indications; and the exploration of commercial opportunities for some of its programs in territories outside the United States.

Third Quarter 2023 Financial Results
•Cash, cash equivalents and marketable securities as of September 30, 2023, totaled $87.1 million. This figure does not include the $30 million infusion of non-dilutive capital which Ovid received from Ligand in October 2023 for a 13% interest in the potential future milestones and royalties owed to Ovid for soticlestat.
•Revenue was approximately $109,000 for the three months ended September 30, 2023, as compared to $11,000 recognized in the same period in 2022. Revenues were the result of royalties paid to Ovid for ganaxolone.
•Research and development expenses were $5.3 million for the three months ended September 30, 2023, compared to $5.2 million in the same period in 2022.
•General and administrative expenses were $6.8 million for the three months ended September 30, 2023, as compared to $7.6 million for the same period in 2022. The decrease reflects the impact of headcount reductions conducted as part of organizational changes made in the first half of 2023.
•Total operating expenses were $12.1 million for the three months ended September 30, 2023, as compared to $12.8 million for the same period last year.
•Ovid reported a net loss of $11.3 million, or basic and diluted net loss per share attributable to common stockholders of $0.16, for the three months ended September 30, 2023, as compared to a net loss of $12.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.17, for the same period in 2022.
About Ovid Therapeutics
Ovid Therapeutics Inc. is a New York-based biopharmaceutical company striving to conquer seizures and intractable brain disorders with courageous science. The Company is advancing a focused pipeline of targeted small molecule candidates to modulate the intrinsic and extrinsic factors involved in neuronal hyperexcitability, which can cause seizures and other neuropathological symptoms. Ovid is developing: OV888, a potent and highly selective ROCK2 inhibitor, for the potential treatment of lesions associated with cerebral cavernous malformations; OV329, a GABA-aminotransferase inhibitor, for the potential treatment of treatment-resistant seizures; and OV350, a direct activator of the KCC2 transporter, for the potential treatment of epilepsies. In addition, the Company's ROCK2 inhibitor and KCC2 activator portfolios have the potential to treat other neurological conditions. Ovid also maintains a significant financial interest in the future regulatory development and potential commercialization of soticlestat, which Takeda is responsible for advancing globally. Soticlestat is a cholesterol 24-hydroxylase inhibitor, which is currently in Phase 3 trials for Dravet and Lennox-Gastaut syndromes. For more information about these and other Ovid research programs, please visit www.ovidrx.com.

Forward-Looking Statements
This press release includes certain disclosures by Ovid that contain “forward-looking statements,” including, without limitation: statements regarding the potential use and development of OV329, OV888, OV350; the libraries of ROCK2 inhibitors and KCC2 compounds in Ovid’s portfolio; the potential therapeutic opportunity of OV329, OV888 and other ROCK2 inhibitors and OV350 and other KCC2 inhibitors; the potential opportunity for soticlestat; the timing of Takeda’s two pivotal Phase 3 trials evaluating soticlestat for Dravet syndrome and Lennox-Gastaut syndrome; and Ovid’s expectations regarding the duration of its cash runway and the expectation that it will support the advancement of Ovid’s pipeline. You can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “expected,” “intends,” “may,” “plan,” “potentially,” “seek,” and “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, uncertainties inherent in the preclinical and clinical development and regulatory approval processes, risks related to Ovid’s ability to achieve its financial objectives, the risk that Ovid may not be able to realize the intended benefits of its technology or its business strategy, or risks related to Ovid’s ability to identify business development targets or strategic partners, to enter into strategic transactions on favorable terms, or to consummate and realize the benefits of any business development transactions. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth under the caption “Risk Factors” in Ovid’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 4, 2023, and in future filings Ovid makes with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Ovid assumes no obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Condensed Consolidated Statements of Operations
Unaudited

	For The Three Months Ended September 30, 2023	For The Three Months Ended September 30, 2022	For The Nine Months Ended September 30, 2023	For The Nine Months Ended September 30, 2022
Revenue:
License and other revenue	$108,972	$11,102	$250,132	$1,456,468
Total revenue	108,972	11,102	250,132	1,456,468
Operating expenses:
Research and development	5,332,591	5,183,253	17,945,927	19,062,192
General and administrative	6,805,213	7,631,705	23,397,323	25,769,525
Total operating expenses	12,137,804	12,814,958	41,343,250	44,831,717
Loss from operations	(12,028,832)	(12,803,856)	(41,093,118)	(43,375,249)
Other income (expense), net	776,446	836,085	4,076,193	711,009
Loss before provision for income taxes	(11,252,386)	(11,967,771)	(37,016,925)	(42,664,240)
Provision for income taxes	—	—	—	—
Net loss	$(11,252,386)	$(11,967,771)	$(37,016,925)	$(42,664,240)
Net loss per share, basic	$(0.16)	$(0.17)	$(0.52)	$(0.61)
Net loss per share, diluted	$(0.16)	$(0.17)	$(0.52)	$(0.61)
Weighted-average common shares outstanding, basic	70,618,609	70,430,554	70,544,536	70,408,657
Weighted-average common shares outstanding, diluted	70,618,609	70,430,554	70,544,536	70,408,657
Select Condensed Balance Sheet Data
Unaudited

	September 30, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$87,071,687	$129,001,411
Working capital(1)	83,049,899	124,389,166
Total assets	125,028,691	155,265,814
Total stockholder's equity	101,291,951	132,272,564
(1)Working capital defined as current assets less current liabilities
Contacts
Investors & Media:
Argot Partners
Maeve Conneighton (on behalf of Ovid)
212-596-7231
ovid@argotpartners.com